Exhibit 99.1

Conference Call:    Today, October 14 at 1:00 PM EDT

Dial-in numbers:    888/343-7145 or 415/537-1811

Webcast / Replay URL:    www.seracare.com

News Announcement

SERACARE LIFE SCIENCES INITIATES 2005 GUIDANCE REFLECTING

SUBSTANTIAL REVENUE AND EPS GROWTH

OCEANSIDE, California, October 14, 2004 — SeraCare Life Sciences, Inc. (Nasdaq: SRLS, “SeraCare”), a manufacturer and provider of biological materials and services essential for the manufacture of diagnostic tests, commercial bioproduction of therapeutic drugs and additional research applications, today announced revenue and earnings guidance for fiscal 2005.

Reflecting a combination of expected internal growth as well as the benefit of acquisitions completed during fiscal 2004, SeraCare expects to achieve net sales of $55 to $60 million and diluted earnings per share (EPS) of $0.65 to $0.70 for fiscal 2005. For the first nine months of fiscal 2004, SeraCare reported net sales of $17.8 million and diluted EPS of $0.28.

In September 2004, SeraCare acquired substantially all of the assets of the BBI Diagnostics and BBI Biotech Research Laboratories divisions of Boston Biomedica, Inc. (Nasdaq: PBIO, “BBI”), enabling SeraCare to offer customers a more comprehensive line of quality control products for diagnostic testing. In June 2004, SeraCare acquired substantially all of the assets of Genomics Collaborative, Inc. (“GCI”), strengthening SeraCare’s position as a provider of ethically collected, high quality, clinically annotated biological specimens for target drug validation and discovery studies.

Michael F. Crowley, Jr., President and CEO of SeraCare Life Sciences, said, “We recently concluded our most productive year, and look forward to further growth and progress in fiscal 2005. As reflected in our initial 2005 guidance, the acquisitions of the

GCI assets and the assets of the BBI divisions are expected to be significantly accretive to our fiscal 2005 top-line and bottom-line performance even after giving effect to the issuance of our shares in connection with those acquisitions. We believe the acquisitions will also benefit SeraCare by providing an opportunity for horizontal and vertical integration: horizontally, by providing new technical expertise, new products and expanded services in addition to increasing the Company’s geographic reach. Vertically, we are now able to offer genotyping, SNP analysis, expanded in-house testing, and state-of-the-art storage of specimens. It is the anticipated synergies and opportunities for both vertical and horizontal integration that made these acquisitions appealing to SeraCare.”

Mr. Crowley continued, “These acquisitions support our corporate goal of increasing shareholder value by building SeraCare into a more comprehensive provider of biological materials and services to the life sciences industry. We believe that the integration of the acquisitions will allow us to continue to improve our margins and increase our market share while also becoming a valued partner to our life science customers. We look forward to further progress in 2005 for our Company and all of our stakeholders.”

About SeraCare Life Sciences

SeraCare Life Sciences, Inc. is a manufacturer and provider of biological products and services for diagnostic, therapeutic, drug discovery, and research organizations. SeraCare offers a diverse array of products including quality controls for diagnostic tests, specialty plasmas, human- and animal-based proteins for research, development, and manufacture of therapeutics and diagnostics, and ethically collected, high quality, clinically annotated biological specimens for target validation and drug discovery. Recently, SeraCare acquired substantially all of the assets of the BBI Diagnostics and BBI Biotechnology Research Laboratories divisions of Boston Biomedica, Inc., as well as substantially all of the assets of Genomics Collaborative, Inc. Headquartered in Oceanside, CA, SeraCare conducts business throughout the world, and its common stock is traded on the NASDAQ national stock market under the symbol SRLS. For additional information about SeraCare Life Sciences, Inc., please visit the Company’s web site at www.seracare.com.

Safe Harbor For Forward Looking Statements:

Certain statements contained in this press release may be deemed to be forward looking statements under federal securities laws, and the Company intends that such forward looking statements be subject to the safe harbor created thereby. Such forward looking statements include (i) the Company’s expectation that it will achieve net sales of $55 - $60 million and diluted EPS of $0.65 to $0.70 for fiscal 2005, (ii) the Company’s expectation that its acquisitions of substantially all of the assets of the BBI Diagnostics and BBI Biotechnology Research Laboratories divisions of Boston Biomedica, Inc., as well as substantially all of the assets of Genomics Collaborative, Inc. will be accretive to the Company’s fiscal 2005 top-line and bottom-line performance, (iii) the Company’s expectation that the integration of the acquisitions will allow the Company to continue to improve its margins and increase its market share while also becoming a valued partner to the Company’s life science customers, and (iv) the Company’s statements with respect to the other expected synergies of the acquisitions, including the opportunities for horizontal and vertical integration described above. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements. Such factors include, but are not limited to (i) the Company’s ability to integrate the acquired operations into its own, (ii) market demand for plasma and plasma-based products, (iii) the Company’s ability to retain its existing customers and attract new ones, and (iv) the Company’s access to adequate blood and plasma raw materials on terms consistent with its existing contracts. Information on these and additional factors that could affect the Company and its financial results is included in the Company’s report on Form 10-K for the year ended September 30, 2003 filed with the Securities and Exchange Commission (SEC) as well as the Company’s other periodic filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Sarah Neugebauer	Carol Young, David Collins
SeraCare Life Sciences, Inc.	Jaffoni & Collins Incorporated
760/806-8922 or sarah@seracare.com	212/835-8500 or srls@jcir.com